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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Prudential Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Prudential Financial, Inc.
751 Broad Street, Newark NJ 07102

April 20, 2004

Dear Fellow Shareholder:

On behalf of your Board of Directors, you are cordially invited to attend the Annual Meeting of shareholders of Prudential Financial, Inc. Your Company's Annual Meeting will be held on June 8, 2004 at Prudential's Corporate Headquarters, 751 Broad Street, Newark, New Jersey 07102 at 2:00 p.m. The location is accessible to handicapped persons, and, upon request, we will provide wireless headsets for hearing amplification.

The Notice of Meeting and proxy statement describe the matters to be voted on at the meeting.

Your vote is important. We urge you to participate in Prudential Financial's Annual Meeting, whether or not you plan to attend, by signing, dating and promptly mailing the enclosed proxy card. You may also vote by telephone or the Internet should you prefer. Regardless of the size of your investment, your vote is important, so please act at your earliest convenience. Finally, if you do plan to attend the meeting, you will need an admission ticket. Please refer to the instructions set forth in the Notice of Meeting, which follows this letter, or those attached to the proxy card.

We appreciate your participation, support and interest in the Company.

Sincerely,

Arthur F. Ryan
Chairman and Chief Executive Officer

Prudential Financial, Inc.
751 Broad Street, Newark NJ 07102

Notice of Annual Meeting of Shareholders
of Prudential Financial, Inc.

Date:	June 8, 2004
Time:	2:00 p.m.
Place:	Prudential's Corporate Headquarters 751 Broad Street Newark, NJ 07102

At the 2004 Annual Meeting, shareholders will act upon the following matters:

1.
Election of four Class III Directors, each to serve for a term of three years, and one Class I Director to serve for a term of one year;

2.
Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2004;

3.
A shareholder proposal regarding charitable contributions;

4.
A shareholder proposal regarding the annual election of Directors; and

5.
Transaction of such other business as may properly come before the meeting.

Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying proxy statement.

Shareholders of record at the close of business on April 12, 2004 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Shareholders will need an admission ticket to attend the Annual Meeting. If you are a Holder of Record, an admission ticket is attached to the enclosed proxy card. If you received shares of Common Stock in our demutualization and such shares are held through EquiServe (or if subsequently you have been issued a certificate for your shares), you are a Holder of Record of those shares. If your shares are not registered in your own name, you need to bring proof of your share ownership to the meeting to receive an admission ticket. Please bring either a copy of your account statement or a letter from your broker, bank or other institution reflecting your share ownership as of April 12, 2004. Please note that no cameras or recording devices will be permitted at the meeting. For your safety, we reserve the right to inspect all personal items prior to admission to the Annual Meeting.

By Order of the Board of Directors,

Kathleen M. Gibson
Vice President, Secretary and Corporate Governance Officer

April 12, 2004

Your vote is important! Please take a moment to complete, sign, date and mail the proxy card in the accompanying envelope. If you prefer, you may also vote by telephone or the Internet. Please see the instructions attached to the proxy card. Your prompt cooperation will save your Company additional solicitation costs.

General Information	1
Voting Instructions and Information	1
Item 1: Election of Directors	3
Item 2: Ratification of the Appointment of Independent Auditors	6
Item 3: Shareholder Proposal Regarding Charitable Contributions	7
Item 4: Shareholder Proposal Regarding the Annual Election of Directors	8
Corporate Governance	9
Committees of the Board of Directors	11
Compensation of Directors	13
Certain Relationships and Related Transactions	13
Report of the Audit Committee	13
Compensation Committee Report on Executive Compensation	14
Compensation of Executive Officers	18
Summary Compensation Table	18
Retirement Plans	19
Prudential Severance and Senior Executive Severance Plan; Change of Control Program	21
Long-Term Compensation Table	23
Option Grant Table	23
Performance Graph	24
Voting Securities and Principal Holders Thereof	25
Compliance with Section 16(a) of the Exchange Act	26
Shareholder Proposals	26
"Householding" of Proxy Materials and Elimination of Duplicates	27
Annual Report on Form 10-K	27
Incorporation by Reference	27
Other Matters	27

GENERAL INFORMATION

The Board of Directors of Prudential Financial, Inc. ("Prudential Financial" or the "Company") is furnishing this proxy statement and soliciting the accompanying form of proxy in connection with the Annual Meeting of shareholders to be held on June 8, 2004 (the "Annual Meeting") at 2:00 p.m. at Prudential's Corporate Headquarters, 751 Broad Street, Newark, New Jersey 07102, and at any adjournment or postponement thereof. The Notice of Meeting, this proxy statement, the enclosed proxy card and the enclosed Annual Report for 2003 were first sent to shareholders on or about April 20, 2004.

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote?

You are entitled to vote or direct the voting of your Prudential Financial Common Stock if you were a shareholder on April 12, 2004, the record date for the Annual Meeting. Shareholders of our Class B Stock, as of April 12, 2004, are also entitled to vote their shares. On that date, approximately 527,830,000 shares of Common Stock and 2,000,000 shares of Class B Stock were outstanding and entitled to notice of and to vote at the Annual Meeting. Each share of Prudential Financial Common Stock and Class B Stock is entitled to one vote, and the Common Stock and Class B Stock vote together as a single class on the matters submitted for a vote at this Annual Meeting.

Who Is the Holder of Record?

You may own Common Stock either (1) directly in your name as the shareholder of record, which includes shares acquired as part of demutualization and through other demutualization related programs, in which case you are the Holder of Record, or (2) indirectly through a broker, bank or other nominee.

If your shares are registered directly in your name, you are the Holder of Record of these shares, and we are sending these proxy materials directly to you.

How Do I Vote?

Your vote is important. We encourage you to vote promptly. You may vote in one of the following ways:

Holders of Record

•
By Telephone. You can vote your shares by telephone, by calling 1-800-690-6903. This toll-free number is also on the enclosed proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return the proxy card. Your vote by telephone must be received by 11:59 p.m. EDT, June 7, 2004.

•
By Internet. You can also vote on the Internet. The website address for Internet voting is www.proxyvote.com and can also be found on the enclosed proxy card. Internet voting is available 24 hours a day. If you vote by Internet, you do not need to return the proxy card. Your vote by Internet must be received by 11:59 p.m. EDT, June 7, 2004.

•
By Mail. If you choose to vote by mail, mark the proxy card, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of voting at the Annual Meeting on June 8, 2004.

•
By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person. You will need to have an admission ticket or other proof of ownership with you at the Annual Meeting. Please refer to the instructions attached to the enclosed proxy card.

Stock Held by Brokers, Banks and Nominees

•
If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

•
If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain a "legal proxy" to permit you to vote by written ballot at the Annual Meeting.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of 40 percent of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives less than a majority of the shares represented at the meeting. To ratify the selection of independent auditors, approve the shareholder proposal regarding charitable contributions and approve the shareholder proposal regarding the annual election of Directors, an affirmative vote of a majority of the votes cast is required.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign and return the proxy card but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: "for" all the nominees for Director; "for" ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2004; "against" the shareholder proposal regarding charitable contributions and "against" the shareholder proposal regarding the annual election of directors.

Proxies that are counted as abstentions and any proxies returned by brokers as "non-votes" on behalf of shares held in street names because beneficial owners' discretion has been withheld or brokers are not permitted to vote on the beneficial owners' behalf as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of an abstention or a broker non-vote will not be counted as voting for or against a particular matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is voted at the 2004 Annual Meeting by:

Holders of Record

•
Sending written notice of revocation to the Secretary of Prudential Financial;

•
Submitting another timely and later dated proxy by telephone, Internet or mail; or

•
Attending the 2004 Annual Meeting and voting in person by written ballot.

Stock Held by Brokers, Banks and Nominees

•
Please contact the broker, bank or other nominee to obtain instructions to revoke your proxy, or to obtain a "legal proxy" that will permit you to attend the Annual Meeting and vote in person by written ballot.

Who Will Count the Vote?

The Board of Directors has appointed IVS Associates, Inc. to act as the Inspector of Election at the 2004 Annual Meeting.

Who Is the Proxy Solicitor?

D.F. King & Co., Inc. has been retained by Prudential Financial to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $25,000 plus reimbursement of expenses to be paid by the Company. In addition, our Directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means.

ITEM 1  — ELECTION OF DIRECTORS

Prudential Financial's Board of Directors is divided into three classes.

At the Annual Meeting, four Class III Directors are to be elected to hold office until the Annual Meeting of shareholders to be held in the year 2007 and one Class I Director is to be elected to hold office until the Annual Meeting of shareholders to be held in the year 2005, and in each case until their successors are duly elected or appointed. In accordance with the Company's Certificate of Incorporation, Ms. Schmertz was moved from Class III to Class I in order to keep the size of the classes as nearly equal as possible. Each of the nominees is currently serving as a Director except for director nominee, Gaston Caperton. The remaining Directors of Prudential Financial will continue to serve in accordance with their previous election.

Unless authority is withheld by the shareholder, it is the intention of persons named by Prudential Financial as proxies on its proxy card to vote for the nominees listed and, in the event that any nominees are unable or decline to serve (an event not now anticipated), to vote for the balance of the nominees and for any substitutes selected by the Board of Directors. The name, age, principal occupation and other information concerning each Director is set forth below. Allan D. Gilmour, who served as a Director of Prudential Financial since 2001 and of its subsidiary The Prudential Insurance Company of America ("Prudential Insurance") since 1995, resigned as a Director effective December 31, 2003 due to scheduling conflicts with his responsibilities as Vice Chairman of Ford Motor Company.

Franklin E. Agnew, Richard M. Thomson and Stanley C. Van Ness, who have served as Directors of Prudential Financial since January 2001 and of Prudential Insurance since 1994, 1976 and 1990, respectively, will retire following the Annual Meeting in accordance with the Board of Directors' retirement policy. As a result, the Board of Directors will, subsequent to the Annual Meeting, be reduced from 14 to 12 members.

The Board of Directors recommends that shareholders vote "for" all of the nominees.

Nominees for Class III Directors
for Terms to Expire in 2007

Arthur F. Ryan is Chairman of the Board, Chief Executive Officer and President of Prudential Financial. He joined Prudential Insurance as the Chairman of the Board, Chief Executive Officer and President and
as a Director in December 1994. In December 1999, at the time of the Company's incorporation, he was named Director of Prudential Financial; in January 2000 he was named to its first slate of officers as President and Chief Executive Officer; in December 2000 he took his current title. Prudential Financial became a public company in December 2001. From 1972 until he joined Prudential Insurance, Mr. Ryan was with Chase Manhattan Bank, serving in various executive positions including President and Chief Operating Officer from 1990 to 1994. Other Directorships include Regeneron Pharmaceuticals, Inc. Age 61.

Gaston Caperton was nominated for election as a Director of Prudential Financial in March 2004. He has served as the President of the College Board (nonprofit membership association of schools, colleges, universities and other educational organizations) since 1999. He was the founder and executive director of Columbia University's Institute on Education & Government at Teachers College from 1997 to 1999 and a fellow at Harvard University's John F. Kennedy Institute of Politics from 1996 to 1997. Mr. Caperton served as the Governor of West Virginia from 1988 to 1996. Prior to his governorship, Mr. Caperton was an entrepreneur in the insurance business and was one of the principal owners of a privately held insurance brokerage firm. Mr. Caperton's areas of expertise include insurance, public policy and education. Other directorships include: United Bankshares, Inc. and Owens Corning. Age 64.

Gilbert F. Casellas was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1998. He is President of Casellas & Associates, LLC, a consulting firm.
During 2001, he served as President and Chief Executive Officer of Q-linx, Inc. (software development). He served as the President and Chief Operating Officer of The Swarthmore Group, Inc. (investment company) from January 1999 to December 2000. Mr. Casellas was a partner in the law firm of McConnell Valdes LLP from 1998 to 1999; Chairman, U.S. Equal Employment Opportunity Commission from 1994 to 1998; and General Counsel, U.S. Department of the Air Force from 1993 to 1994. Mr. Casellas' areas of expertise include law, public policy, investments and education. Age 51.

Karl J. Krapek was elected as a Director of Prudential Financial effective January 1, 2004. He served as the President and Chief Operating Officer of United Technologies Corporation (global technology)
from 1999 until his retirement in January 2002. Prior to that time, Mr. Krapek held other management positions at United Technologies Corporation, which he joined in 1982. Mr. Krapek's areas of expertise include domestic and international business operations. Other directorships include: Lucent Technologies, Inc. and Visteon Corporation. Age 55.

Nominee for Class I Director for a Term to Expire in 2005

Ida F.S. Schmertz was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1997.
She has been a Principal of Microleasing LLC since 2001 and Chairman of the Volkhov International Business Incubator since 1995. Ms. Schmertz was a Principal of Investment Strategies International (investment consultant) from 1994 to 2000 and was with American Express Company from 1979 to 1994, holding several management positions including Senior Vice President, Corporate Affairs. Ms. Schmertz's areas of expertise include international investments, marketing and public policy. Ms. Schmertz is scheduled to retire following the Annual Meeting of shareholders in 2005 in accordance with the Board of Directors' retirement policy. Age 69.

Continuing Class I Directors Whose Terms Expire in 2005

James G. Cullen was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1994.
He served as the President and Chief Operating Officer of Bell Atlantic Corporation (global telecommunications) from December 1998 until his retirement in June 2000. Mr. Cullen was the President and Chief Executive Officer, Telecom Group, Bell Atlantic Corporation from 1997 to 1998 and served as Vice Chairman of Bell Atlantic Corporation from 1995 to 1997. Mr. Cullen's areas of expertise include business operations and sales and marketing. Other Directorships include: Johnson & Johnson and Agilent Technologies, Inc. Age 61.

Glen H. Hiner was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1997. He was appointed as Chairman of Dana Corporation (automotive industry) in September 2003. He served as the Chairman and Chief Executive Officer of Owens Corning (advanced glass and building material systems) from 1992 until his retirement in April 2002. Owens Corning filed for protection under the federal bankruptcy code on October 5, 2000. Prior to joining Owens Corning, Mr. Hiner worked at General Electric Company starting in 1957. He served as Senior Vice President and Group Executive, Plastics Group from 1983 to 1991. Mr. Hiner's areas of expertise include domestic and international business operations and business ethics. Other Directorships include Dana Corporation. Age 69.

James A. Unruh was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1996. He became a founding member of Alerion Capital Group, LLC
(private equity investment group) in 1998. Mr. Unruh was with Unisys Corporation (information technology services, hardware and software) from 1987 to 1997, serving as its Chairman and Chief Executive Officer from 1990 to 1997. He also held executive positions with financial management responsibility, including serving as Senior Vice President, Finance, Burroughs Corporation, from 1982 to 1987. Mr. Unruh's areas of expertise include finance, business operations, technology and investments. Age 63.

Continuing Class II Directors Whose Terms Expire in 2006

Frederic K. Becker was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in June 1994.
He has served as President of the law firm of Wilentz Goldman & Spitzer, P.A. since 1989 and has practiced law with the firm since 1960. Mr. Becker's primary expertise is in the area of law. Age 68.

William H. Gray III was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since September 1991. He has served as President and Chief Executive
Officer of The College Fund/UNCF (philanthropic foundation) since 1991. Mr. Gray was a member of the U.S. House of Representatives from 1979 to 1991. Mr. Gray's areas of expertise include public policy and education. Other Directorships include: Viacom Inc., Electronic Data Systems Corporation, Rockwell International Corporation, JP Morgan Chase & Co., Dell Inc., Pfizer Inc. and Visteon Corporation. Mr. Gray will not stand for re-election as a director of Electronic
Data Systems and Viacom Inc. Age 62.

Jon F. Hanson was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1991.
He has served as Chairman of The Hampshire Companies (real estate investment and property management) since 1976. Mr. Hanson served as the Chairman and Commissioner of the New Jersey Sports and Exposition Authority from 1982 to 1994. Mr. Hanson's areas of expertise include real estate, investments, government and business operations. Other Directorships include: CD&L, Inc., HealthSouth Corporation (since September 2002) and Pascack Community Bank. Age 67.

Constance J. Horner was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1994. She has been a Guest Scholar at The Brookings Institution
(non-partisan research institute) since 1993, after serving as Assistant to the President of the United States and Director, Presidential Personnel from 1991 to 1993; Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991; and Director, U.S. Office of Personnel Management from 1985 to 1989. Mrs. Horner was a Commissioner, U.S. Commission on Civil Rights from 1993 to 1998. She taught at Princeton University in 1994 and at Johns Hopkins University in 1995. Ms. Horner's areas of expertise include public policy and education. Other Directorships include: Ingersoll-Rand Company Ltd. and Pfizer Inc. Age 62.

ITEM 2  — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent auditors for 2004. We are not required to have the shareholders ratify the selection of PricewaterhouseCoopers as our independent auditors. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, but may retain such independent auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Prudential Financial and its shareholders. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The following is a summary and description of fees for services provided by PricewaterhouseCoopers in 2003 and 2002. Worldwide Fees

Service	2003	2002
Audit (A)	$30,476,000	$25,781,000
Audit Related (B)	$6,577,000	$4,248,000
Tax (C)	$3,606,000	$5,923,000
All Other (D)	$131,000	$5,715,000
Total	$40,790,000	$41,667,000

(A) The aggregate fees for professional services rendered for the audits of the consolidated financial statements of Prudential Financial and, as required, of various domestic and international subsidiaries, the issuance of comfort letters, agreed-upon procedures required by regulation, consents and assistance with review of documents filed with the Securities and Exchange Commission.

(B) The aggregate fees for assurance and related services including internal control reports, agreed-upon procedures not required by regulation, benefit plan audits and accounting consultation on acquisitions.

(C) The aggregate fees for services rendered by PricewaterhouseCoopers' tax department for tax return preparation, tax advice related to mergers and acquisitions and other international, federal and state projects, employee benefit plans, compliance services for expatriate employees and requests for rulings. In 2003, tax compliance and preparation fees total $1,736,000 and tax advisory fees total $1,870,000.

(D) The aggregate fees for all other services rendered by PricewaterhouseCoopers, including provision of workpapers to third parties, software license fees and assessment of a proposed outsourcing transaction. Fees for 2002 included non-recurring services in support of Gibraltar's implementation of an Oracle general ledger.

The Audit Committee has advised the Board of Directors that in its opinion the non-audit services rendered by PricewaterhouseCoopers during the most recent fiscal year are compatible with maintaining their independence.

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independent auditor's independence is not impaired; describes the Audit, Audit Related, Tax and All Other services that may be provided and the non-audit services that may not be performed; and sets forth the pre-approval requirements for all permitted services. The policy provides for the general pre-approval of specific types of Audit, Audit Related and Tax services and a limited fee estimate range for such services on an annual basis. The policy requires specific pre-approval of all other permitted services. The independent auditors are required to report periodically to the full Audit Committee regarding the extent of services provided in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee's policy delegates to its Chairman the authority to address requests for pre-approval of services with fees up to a maximum of $100,000 between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee's responsibility to pre-approve permitted services of the independent auditor.

All Audit, Audit Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

The Board of Directors recommends that shareholders vote "for" ratification of the appointment of PricewaterhouseCoopers as the Company's independent auditors for 2004.

ITEM 3  — SHAREHOLDER PROPOSAL REGARDING CHARITABLE CONTRIBUTIONS

Mr. Raymond B. Ruddy, 26 Rolling Lane, Dover, MA 02030, holder of 133 shares of Common Stock, has advised us that he intends to introduce the following resolution:

Resolved, that the shareholders request that Prudential Financial cease making charitable contributions.

Supporting Statement

Thomas Jefferson once wrote, "To compel a man to furnish contributions of money for propagation of opinions which he believes is sinful and tyrannical." Choice is a popular word in our culture. Nobel Prize winning economist and long time critic of corporate charitable contributions, Milton Friedman, writes about the importance of choice in his book, Free to Choose. By making charitable contributions at the corporate level we have usurped the right and duty of individuals to support the charities of their choice. We may also be forcing thousands of people to support causes they may disagree with on a most profound level. For example, abortion rights advocates often use the word choice, without mentioning what choice is all about, i.e., abortion. Today there are a number of prominent charities advocating for abortion and, in at least one case, Planned Parenthood, actually performing abortions. Other charities, often times involved in research for cures of disease, may advocate the destruction of human embryos for research purposes. These may be more controversial examples, but they illustrate the point today, many charities are involved in activities that are divisive and not universally supported. Prudential Financial employees and shareholders represent a broad range of interests. It is impossible to be sensitive to the moral, religious and cultural sensitivities to so many people. Rather than compel our stakeholders to support potentially controversial charitable groups we should refrain from giving their money away to them. Let each person choose. The importance of individual choice and the importance of each individual cannot be underestimated.

The Board of Directors recommends that shareholders vote "against" this proposal for the following reasons.

Prudential Financial is proud of its commitment to the community and its long history of charitable giving. By being good citizens in the community and enhancing the lives of our community partners, we believe we are strengthening our business franchise and thereby adding shareholder value.

The Company contributes to the communities in which it operates principally in three ways---grants to The Prudential Foundation (the "Foundation") to enable it to make grants in accordance with its funding guidelines, employee involvement programs from Local Initiatives, and capital and loan investments from Social Investments. The Company and its subsidiaries also make direct contributions to non-profit entities. This structure provides flexibility in crafting workable solutions and attracting additional resources to charitable programs.

The following are just a few of the community efforts sponsored by the Company or the Foundation in recent years:

•
Sesame Street Beginnings: Talk, Read, Write! The Foundation has provided funding to the Sesame Street Workshop to produce Talk, Read, Write! kits to educate parents about basic language development in children from birth to age 3. Kits are also being provided to day care centers and family literacy programs.

•
YouthBuild, U.S.A. The Foundation provided funding to YouthBuild, U.S.A. to teach construction skills and provide GED classes to high school dropouts. Trainees rehabilitate or build housing for low-income residents in their communities.

•
Success By 6. For over five years, this program in Newark, New Jersey has benefited from funding from the Foundation to better fulfill the health and human services needs of children and their families.

•
Global Volunteer Day. In 2003, Prudential Financial employees, families and friends organized over 900 community service projects in 17 countries, including all 50 states.

The Board of Directors believes that, far from damaging the Company's reputation with any of its employees and shareholders, our tradition of corporate charitable contributions strengthens the Company's image as a good citizen and a good neighbor. Prudential Financial firmly believes that the goodwill and economic prosperity created by community initiatives are important to the Company's success. Being a good corporate citizen is about good business, as well as about taking a responsible approach toward society.

The Board of Directors recommends that shareholders vote "against" this proposal.

ITEM 4  — SHAREHOLDER PROPOSAL REGARDING THE ANNUAL ELECTION OF DIRECTORS

The UNITE Staff Retirement Plan, 275 Seventh Avenue, New York, NY 10001, holder of 14,000 shares of Common Stock, has advised us that they plan to submit the following proposal:

Resolved: That the stockholders request that the Board of Directors take the steps necessary to declassify the election of Directors by ensuring that in future Board elections directors are elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not effect the unexpired terms of Directors previously elected.

Supporting Statement

This resolution requests that the Board end the present staggered board system with approximately one-third of Directors elected each year and instead ensure that all Directors are elected annually. We believe shareholders should have the opportunity to vote on the performance of the entire board each year.

Increasingly, institutional investors are calling for the end of this system. California's Public Employees Retirement System, New York City pension funds, New York State pension funds and many others including the Council of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support this position.

Shareholder resolutions to end this staggered system of voting have received large votes, averaging 62% in 2003, revealing strong investor support for this reform. Numerous companies have demonstrated leadership by changing this practice including Pfizer, Bristol-Myers Squibb, and Dow Jones.

We do not believe this reform would affect the continuity of Director service since our Directors, like those at an overwhelming majority of companies, are routinely elected with strong shareholder approval.

Pfizer recently changed its staggered board by taking a shareholder vote, which passed with 84%. The Pfizer 2003 proxy statement stated:

  "The Board of Directors examined the arguments for and against continuation of the classified board, in light of the size and financial strength of the company, listened to the views of a number of its shareholders, and determined that the classified board should be eliminated. The Board believes that all Directors should be equally accountable at all times for the company's performance and that the will of the majority of shareholders should not be impeded by a classified board. The proposed amendment will allow shareholders to review and express their opinions on the performance of all Directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board's membership and our policies and long-term strategic planning should not be affected."

We believe the Compensation, Nominating, and Audit Committees, as well as the full Board need to be fully and annually accountable to shareowners—another key reason for annually electing directors.

We urge you to vote FOR this reform.

The Board of Directors recommends that shareholders vote "against" this proposal for the following reasons:

After thorough deliberation, the Board has decided to oppose this proposal. Prior to Prudential Financial's initial public offering in 2001, the Board determined that a classified board structure was appropriate for the Company. This structure is part of the Company's Amended and Restated Certificate of Incorporation ("Certificate of

Incorporation"), which was approved by policyholders of Prudential Insurance as part of the demutualization process in 2001. The Board continues to believe that a classified board is in the best interests of the Company's shareholders and finds no compelling reason to change a board structure that was implemented and approved less than three years ago.

Directors have the same fiduciary duties to shareholders regardless of the length of their terms. A classified board system, however, may enhance shareholder value in the event of a hostile change in control attempt by providing the independent board members with the time and leverage necessary to consider an offer, explore alternatives and, if appropriate, negotiate the best price without the threat of imminent replacement of the entire board in a single election. The Board does not view the classified board as a vehicle to prevent a change in control or to insulate the Board from shareholder opinion. All of Prudential's non-employee Directors are independent under the Board's definition of independence described below.

The Board also adopted a Shareholder Rights Plan in 2001. The Board has a policy under which the independent directors will review the Shareholder Rights Plan at least every three years to determine whether it remains in the best interests of shareholders. The Board is scheduled to review the Shareholder Rights Plan later this year. At that time, the Board will also review the final voting results with respect to the Shareholder Proposal set forth above and determine what actions to take in response, subject to its fiduciary duties.

The shareholder proposal is cast as a recommendation. If the Board were to decide to eliminate the classified board system, shareholder approval would be required to amend the Certificate of Incorporation. Such an amendment would require that at least 50% of the shares entitled to vote must vote on the proposal and that 80% of the votes cast must support the proposal.

The Board of Directors recommends that shareholders vote "against" this proposal.

CORPORATE GOVERNANCE

The Board of Directors reviews Prudential Financial's policies and business strategies and advises and counsels the Chairman and Chief Executive Officer and the other executive officers who manage Prudential Financial's businesses. The Board currently consists of 14 Directors, including the Chairman, 13 of whom the Board has determined are "independent" as that term is defined in the listing standards of the New York Stock Exchange ("NYSE") and in Prudential Financial's Corporate Governance Principles and Practices ("Corporate Governance Principles"). The full text of the Corporate Governance Principles, as well as the charters of the Corporate Governance, Compensation and Audit Committees can be found at www.investor.prudential.com.

Director Independence

The definition of independence adopted by the Board is set forth below:

The Prudential Board believes that a significant majority of the board should be independent directors. For this purpose, a director shall be considered to be "independent" only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Prudential that may impair, or appear to impair, the director's ability to make independent judgments. With respect to each director, the Board's assessment and determination of such director's independence shall be made by the remaining members of the Board. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:

An independent director is one who within the preceding three years:

•
has not been a member of management;

•
has had no close family or similar relationship with a member of key management;

•
has not been a lawyer, advisor or consultant to the corporation or its subsidiaries and has not had any personal service contracts with the corporation or its subsidiaries;

•
has not (nor has a member of his or her immediate family) been employed by or affiliated with the corporation's independent auditor in a professional capacity;

•
has not had any other relationship with the corporation or its subsidiaries, either personally or through his employer, which, in the opinion of the board, would adversely affect the director's ability to exercise his or her independent judgment as a director.

The following relationships will not be considered to be relationships that would impair, or appear to impair, a director's ability to make independent judgments:

•
The director or an immediate family member of a director is an executive officer of a company that does business with Prudential and the other company's annual sales to, or purchases from, Prudential are less than two percent of the annual revenues of Prudential and less than two percent of the annual revenues of such other company;

•
The director is an executive officer of a company that is indebted to Prudential or is an executive officer of a company to which Prudential is indebted and, in either case, the aggregate amount of such debt is less than two percent of the total consolidated assets of Prudential and less than two percent of the total consolidated assets of such other company;

•
The director or an immediate family member of a director serves as an officer of a non-profit entity to which Prudential or the Prudential Foundation makes discretionary contributions (i.e., excluding matching gifts) or other payments and all such discretionary contributions or other payments to such entity are less than two percent of that entity's total annual charitable receipts and other revenues;

•
The director serves as a director or trustee of a non-profit entity to which Prudential or The Prudential Foundation makes discretionary contributions (i.e., excluding matching gifts) or other payments and all such discretionary contributions or other payments to such entity are less than $50,000 or two percent of that entity's total annual charitable receipts and other revenues, whichever is greater.

The Board will review annually all commercial and non-profit relationships between each director and Prudential during the preceding three years and will make a determination of such director's independence, and Prudential will disclose the Board's determinations in the proxy statement.

Because Prudential is a major financial institution, directors or the companies with which they are affiliated will sometimes be borrowers from Prudential or one of its subsidiaries or otherwise have a business relationship (e.g., investment management services, group insurance) with Prudential or its subsidiaries. Directors and the companies with which they are affiliated will not be given special treatment in these relationships, and borrowings by institutions affiliated with a director must be specifically approved by the Investment Committee.

To help maintain the independence of the Board, all directors are required to deal at arm's length with Prudential and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

Presiding Director

The Board has designated the Chairman of the Executive Committee to chair meetings of the independent Directors, unless the subject matter of the discussion makes it more appropriate for the chairperson of a specific Board committee to chair the session. The independent Directors typically meet in executive session at least four times per year.

Communication with Directors

Interested parties, including shareholders, may communicate with any of the independent Directors, including Committee Chairs, by writing to Prudential Financial, Inc., P.O. Box 949, Newark, NJ 07101-0949. The Secretary serves as the agent for the independent Directors with respect to communication from shareholders. Communication from shareholders that pertains to non-financial matters will be forwarded to the Directors as soon as practicable. Communication received from interested parties regarding accounting or auditing matters will be forwarded to the appropriate Board members in accordance with the time frames established by the Audit Committee for the receipt of complaints dealing with these matters. In addition, communication that involves customer service matters will be forwarded to the Directors in accordance with internal procedures for responding to such matters.

Criteria for Director Selection

The Prudential Board and the Corporate Governance Committee believe that Prudential directors should be individuals with substantial accomplishments, who have been associated with institutions noted for excellence and who have broad experience and the ability to exercise sound business judgment. Each director is expected to serve the best interests of all shareholders. In selecting directors the Board generally seeks a combination of active or former CEOs or Presidents of major complex businesses (from different industry sectors and having varied experience in areas such as manufacturing, finance, marketing and technology), leading academics, and individuals with substantial records of government service or other leadership roles in the not-for-profit sector, with a sensitivity to diversity. In light of the increasing complexity of the duties of Audit Committee members, recruiting directors with financial acumen is also a focus. Information regarding the areas of expertise of our non-employee Directors is included on pages 3-5.

The Board believes that a significant majority of its members should be independent directors. The Board's definition of independence is set forth on page 9.

Process for Selecting Directors

The Board believes that directors should be recommended for board approval by the Corporate Governance Committee, which consists entirely of independent directors. While the Board considers the views of the Chairman and CEO in making appointments, it is the Corporate Governance Committee's responsibility to make director recommendations to the Board for submission to the shareholders each year in connection with Prudential's annual meeting.

The Corporate Governance Committee will consider nominations submitted by shareholders in accordance with the procedures set forth in our by-laws, as discussed in "Shareholder Proposals" on page 26. Such nominations will be evaluated with reference to the criteria for director selection described above. Nominations should be sent to the attention of the Secretary of Prudential Financial, Inc. at 751 Broad Street, Newark, NJ 07102.

The Corporate Governance Committee regularly reviews the composition and size of the board and the skill sets and experience of its members. The Company's By-laws provide that the size of the board may range from 10 to 24 members. The Board's current view is that the optimal size is between 10 and 15 members. In anticipation of a number of retirements over the next two years, the Committee is actively seeking one or more candidates who meet the criteria described above. The Committee is being assisted with its recruitment efforts by an independent search firm. The firm is under retainer to recommend candidates that satisfy the Board's criteria. They also provide research and other pertinent information regarding candidates, as requested.

New Directors for 2004

Karl J. Krapek was elected to the Board of Directors of Prudential Financial effective January 1, 2004 to hold office until the next annual meeting of shareholders. Mr. Krapek was recommended to the Committee by an independent search firm. In March 2004, the Board, upon the recommendation of its Corporate Governance Committee, nominated Gaston Caperton as a candidate to be submitted to shareholders for election to the Board of Directors. He was recommended to the Committee by one of the independent, non-employee Directors. See pages 3-4 for biographical information regarding Messrs. Krapek and Caperton.

Director Attendance

During 2003, the Board of Directors held 13 meetings. All of the incumbent Directors of the Board attended 75% or more of the combined total meetings of the Board and the committees on which they served in 2003. The average attendance of all Directors in 2003 was 94%. Directors are expected to attend the Annual Meeting of Shareholders. In 2003, 13 of 14 Directors attended the Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established various committees to assist in discharging its duties, including standing Audit, Compensation and Corporate Governance committees. The primary responsibilities of each of the standing committees of Prudential Financial's Board of Directors are set forth below, together with their membership in 2003.

Audit Committee

Members: Directors Becker (Chair), Cullen, Schmertz, Unruh and Van Ness.

Number of Meetings in 2003: 12

The primary purpose of the Audit Committee, which consists solely of independent Directors as defined by the rules of the NYSE and the Securities and Exchange Commission ("SEC"), is to assist the Board of Directors in its oversight of: the Company's accounting and financial reporting processes; the adequacy of the systems of internal control established by management; and the Company's financial statements and the independent audit thereof. Among other things the Audit Committee:

•
Appoints the independent auditors and evaluates their independence and performance;

•
Reviews the audit plans for and results of the independent audit and internal audits; and

•
Reviews reports related to processes established by management to provide compliance with legal and regulatory requirements.

Business Ethics Committee

Members: Directors Van Ness (Chair), Casellas, Gray and Hiner.

Number of Meetings in 2003: 3

The primary responsibility of the Business Ethics Committee is:

•
Overseeing the Company's ethics policies and conflicts of interest procedures.

Compensation Committee

Members: Directors Thomson (Chair), Cullen, Hiner and Horner.

Number of Meetings in 2003: 7

The primary responsibilities of the Compensation Committee are:

•
Overseeing and taking actions with respect to the promotion and compensation of senior management and the human resources policies of Prudential Financial, including its salary and benefits policies; and

•
Overseeing executive succession planning.

Corporate Governance Committee

Members: Directors Gray (Chair), Becker, Horner and Unruh.

Number of Meetings in 2003: 7

The primary responsibilities of the Corporate Governance Committee are:

•
Making recommendations to the Board of Directors regarding corporate governance issues and practices, nominations for elections of Directors, the composition of standing committees, the appointment of chairpersons for any committee of the Board of Directors and Director compensation.

Executive Committee

Members: Directors Thomson (Chair), Becker, Gray, Hanson, Van Ness and Ryan.

Number of Meetings in 2003: 0

The primary responsibility of the Executive Committee is:

•
Between meetings of the Board of Directors, to exercise the corporate powers of the corporation except for those powers reserved to the Board of Directors by the By-laws or otherwise.

Finance Committee

Members: Directors Hanson (Chair), Agnew, Casellas and Hiner.

Number of Meetings in 2003: 5

The primary responsibilities of the Finance Committee are:

•
Overseeing and taking actions with respect to the capital structure of Prudential Financial, including borrowing levels, subsidiary structure, major capital expenditures and funding of the pension plan.

Investment Committee

Members: Directors Hanson (Chair), Agnew, Casellas and Hiner.

Number of Meetings in 2003: 7

The primary responsibilities of the Investment Committee are:

•
Periodically receiving reports from management relating to and overseeing the acquisition, management and disposition of invested assets;

•
Reviewing the investment performance of the pension plan and funded employee benefit plans; and

•
Periodically receiving reports from management on investment risks and exposures, as well as the investment performance of products and accounts managed on behalf of third parties.

COMPENSATION OF DIRECTORS

Each Director, who is not an officer or employee of Prudential Financial, receives an annual retainer of $77,500 in cash, which may be deferred, at the Director's option, in the Deferred Compensation Plan summarized below. He or she also receives $77,500 in the form of stock units of Prudential Financial that are deferred until termination of service on the Board of Directors. The chairperson of each committee receives an additional annual retainer fee of $10,000. During 2003, four Directors received $3,750 each for attending meetings of Prudential Financial's Community Resources Committee, a committee composed of members of management and the Board of Directors. Except for the Community Resources Committee that meets on a day separate from Board meetings, Directors receive no fees for attending meetings of the Board or its Committees. Directors are reimbursed for expenses incurred in connection with their service on the Board.

Each Director who joins the Board of Directors after January 1, 2003 will receive a one-time grant with a value of $100,000 in the form of Prudential Financial stock units that will be deferred until termination of service on the Board of Directors. This one-time grant was established in connection with the prospective termination of the Pension Plan for Non-Employee Directors as described below.

Directors' Deferred Compensation and Pension Plans

The Deferred Compensation Plan was ratified by shareholders in 2003 and is designed to align Director and shareholder interests. As noted above, $77,500 per year is automatically deferred in a notional account that replicates an investment in the Prudential Financial Common Stock Fund under the Prudential Employee Savings Plan ("PESP"). In addition, a Director may elect to invest his or her Cash Based Fees in notional accounts that replicate investments in either the Prudential Financial Common Stock Fund or the Fixed Rate Fund, which accrues interest, from time to time, in the same manner as funds invested in the Fixed Rate Fund offered under the PESP.

Prior to Prudential Financial becoming a public company, Prudential Insurance established a Pension Plan for Non-Employee Directors. The Pension Plan provides an annual benefit for the life of the Director equal to the lower of the basic annual retainer fee as of the date a Director retires and $30,000. The Pension Plan was amended in September 2002 to provide current and recently retired Directors the option of forfeiting their benefits under the Pension Plan in exchange for a one-time grant of stock units having a value on January 3, 2003 of $225,000 payable up to ten years following termination of service on the Board of Directors. Directors who join the Board of Directors after January 1, 2003 are not eligible to participate in the Pension Plan.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

In the ordinary course of business, we may from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also Directors of Prudential Financial. In all cases, these transactions are conducted on an arm's length basis. In addition, from time to time executive officers and Directors of Prudential Financial may engage in transactions in the ordinary course of business involving services we offer, such as insurance and investment services, on terms similar to those extended to employees of Prudential Financial and its subsidiaries and affiliates generally.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, which was approved in its current form by the Board of Directors on March 9, 2004, the Audit Committee assists the Board of Directors in its oversight of the accounting, auditing and financial reporting practices of Prudential Financial. The Audit Committee Charter ("Charter") is located on our website at www.investor.prudential.com.

The Audit Committee consists of five members who, in the business judgment of the Board of Directors, are independent within the meaning of the rules of both the NYSE and the SEC and financially literate as defined by the rules of the NYSE. In addition, the Board of Directors has determined that one member of the Audit Committee, Mr. Unruh, satisfies the financial expertise requirements of the NYSE and has the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the SEC. Specifically, Mr. Unruh has accounting and financial management expertise, which he gained through his experience as Senior Vice President, Finance, of a NYSE listed company, as well as experience in financial management positions in other organizations and other similar positions.

Management is responsible for the preparation, presentation and integrity of the financial statements of Prudential Financial and for maintaining appropriate accounting and financial reporting policies and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers is responsible for auditing the financial statements of Prudential Financial and expressing an opinion as to their conformity with generally accepted accounting principles.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of Prudential Financial as of and for the year ended December 31, 2003 with management and Prudential Financial's independent auditors. The Audit Committee also discussed with Prudential Financial's independent auditors the matters required to be discussed in Statement on Auditing Standards No. 61, "Communications with Audit Committees," as currently in effect.

The Audit Committee received from the independent auditors a formal written statement as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as currently in effect. The Audit Committee also considered whether the provision to Prudential Financial of non-audit services by PricewaterhouseCoopers is compatible with maintaining the independence of PricewaterhouseCoopers.

The Audit Committee has discussed with Prudential Financial's Chief Auditor and with the independent auditors the overall scope and plans for their audits of Prudential Financial. The Audit Committee meets with the Chief Auditor and the independent auditors, with and without management present, to discuss the results of their respective examinations. In determining whether to reappoint PricewaterhouseCoopers as Prudential Financial's independent auditors, the Audit Committee took into consideration a number of factors, including their proposed audit scope and plan, the quality of the Audit Committee's ongoing discussions with PricewaterhouseCoopers and an assessment of the professional qualifications and past performance of the Lead Audit Partner and PricewaterhouseCoopers.

The Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company's internal and disclosure control structure. In addition, the Audit Committee reviewed and amended its policy for independent auditor fee pre-approval; reviewed and amended its Charter; and adopted a policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Prudential Financial be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

THE AUDIT COMMITTEE
 Frederic K. Becker (Chairman)
James G. Cullen
Ida F.S. Schmertz
James A. Unruh
Stanley C. Van Ness

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of our Board of Directors is composed solely of Directors who are considered to be independent under all applicable legal and regulatory standards. We are directly responsible to the Board of Directors, and through it to our shareholders, for developing and administering the compensation program for the Company's officers and key employees of senior management and the human resources policies of Prudential Financial, including its salary and benefits policies. We are supported in our work by the head of the Human Resources Department and her staff. The Compensation Committee also uses an independent executive compensation consulting firm for advice on matters of senior executive compensation, including Chief Executive Officer compensation.

Compensation Philosophy and Strategy

The philosophy behind Prudential Financial's compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with shareholder interests. Our goal is for Prudential

Financial to be competitive in recruiting and retaining employees through its high-quality compensation practices. Equally important, we view compensation practices as a means for communicating our goals and standards of performance and for motivating and rewarding employees in relation to their achievements.

Prudential Financial competes in several different businesses, most of which are involved in helping individuals manage financial risk and secure their financial futures. These businesses draw their key people from different segments of the marketplace. Thus, our compensation programs are designed with the flexibility to be competitive and motivational within the different marketplaces in which we compete for talent, while being subject to centralized design, approval and control.

Overall, the same principles that govern the compensation of all our salaried associates apply to the compensation of Prudential Financial's executives. Within this framework, the Committee believes:

1.
All associates should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber associates at all levels. In determining market competitiveness, we regularly review the compensation of our executives against that of designated competitors and generally set compensation to be between the median and top quartile of the competition, depending on the experience and performance of the individual.

2.
A significant portion of the annual compensation of executives and key associates should vary with annual business performance and each individual's contribution to that performance.

3.
In addition to rewards for annual results, executives should be rewarded for achieving long-term results. In the past, these rewards have been measured against goals we set. Consistent with our transformation to a public company, rewards are being aligned increasingly with shareholder interests.

4.
A significant portion of executives' compensation, including that of major business unit leaders and their staffs, should be tied to measures of performance of the business as a whole.

5.
Special benefits and perquisites for management should be minimized and based on business necessity.

6.
Over time, the interests of executives should be linked with those of shareholders through the risks and rewards of the ownership of Prudential Financial stock.

Program Elements and 2003 Results

Prudential Financial's current compensation program for its executives, including our Chairman and Chief Executive Officer ("CEO"), consists of three main elements: base salaries, annual incentives and long-term incentives. Mr. Ryan makes compensation recommendations annually to the Compensation Committee for executives at the senior vice president level and above, which we review and discuss with him. We review and recommend compensation actions for executives at the senior vice president level and above to the Board of Directors for approval.

Base Salaries

Base salaries for our executives are determined by taking into consideration the relative importance of the position, the competitive marketplace and the individual's performance and contribution. Salaries are reviewed annually, and increases are granted when warranted. Reflecting practices in the financial community, most of our focus is on annual and long-term incentives. Thus, it is common for an executive to have his or her salary increased only infrequently and then mostly related to job changes.

Annual Incentives

Annual incentives are paid under our Annual Incentive Plan (a component of the Prudential Financial Compensation Plan) which covers approximately 11,000 of our officers, managerial and professional associates, including our executives, and the CEO. We have established several different bonus pools under the Annual Incentive Plan. The annual incentives for our senior executives, including our CEO, are paid through the senior executive pool. Other pools are established for our different business groups and corporate staff functions. The pools are funded based on an assessment of performance relative to financial, non-financial and strategic objectives. Financial performance is measured based on growth in after-tax adjusted operating income (AOI), operating return on average equity on an AOI basis (operating return on required average equity for business units), operating revenues, earnings per share on an AOI basis, and total shareholder return. For the financial services businesses, after-tax AOI in 2003 increased by 15% over 2002, operating return on average equity improved by 19%, earnings per share (AOI basis) increased by 23%, and total shareholder return was over 30%. In 2003, the Company also resolved underperforming businesses, successfully acquired and integrated American Skandia and achieved approximately $200 million in cost savings. Based on these results, annual incentive payments increased over 2002 for the Named Executives as indicated in the Summary Compensation Table. As part of the annual compensation review process, the Board of Directors and we approve annual incentive awards at the senior executive level.

Long-Term Incentives

During 2003, Prudential Financial completed the transition of its compensation program to one appropriate to a public company by eliminating new cash grants under the Prudential Long-Term Performance Unit Plan (the "PUP") and instead granting stock options, restricted stock and performance shares, all as described below.

•
Performance Unit Plan. The performance units that were paid in February 2004 were granted under the 2001 PUP. Each performance unit had a target value of $780. The performance period covered was 2001 through 2003. We set performance goals at the start of the period to achieve "cumulative operating earnings" and "cumulative operating margin" goals, as such terms are defined in the PUP. Performance for the 2001-2003 performance period was 79% of the cumulative plan, resulting in a unit value of $614. Taking into account the Company's achievements during the period, despite weak market conditions, the Committee made a positive adjustment of 14% to the performance unit value for a final value of $700 per unit.

•
Stock Option Plan. The Prudential Financial Stock Option Plan (the "Stock Option Plan") was approved by the Board of Directors in January 2001 and, to the extent required under the New Jersey Demutualization Law, by the New Jersey Commissioner of Banking and Insurance on October 15, 2001. In December 2001, we made a one-time founders grant of stock options to approximately 51,000 employees and agents of Prudential Financial and its subsidiaries globally, excluding officers of Prudential Financial, Prudential Insurance and their equivalents in other subsidiaries. Under this grant, called the Associates Grant, options for 240 shares were awarded on the IPO date to each eligible full-time associate and half that number to each eligible part-time employee. The exercise price was generally set at $27.50 per share, which was identical to our IPO price. Options were granted on approximately 12,000,000 shares under the Associates Grant.

In accordance with the Plan of Reorganization relating to Prudential Insurance's demutualization, we made an initial grant of stock options to vice presidents of Prudential Financial and their equivalents on June 19, 2002, and to senior vice presidents and above, including our CEO, on December 18, 2002. In February 2003, we made additional grants of stock options to vice presidents of the Company and their equivalents, and above, as part of our normal compensation cycle. In addition, we authorized the grant of "contingent restricted shares" to eligible executives, pending the approval and ratification by shareholders of the Omnibus Plan, described below.

•
Omnibus Incentive Plan. In June 2003, the Company's shareholders approved the Omnibus Plan, and authorized the merger of the Stock Option Plan into the Omnibus Plan. Under the Omnibus Plan, participants may receive long-term incentive awards of options, stock appreciation rights, restricted stock/restricted units, cash-based long-term performance unit awards and/or "performance shares." (Performance shares are awards of units under the Omnibus Plan denominated in Prudential Financial Common Stock, and the number of such units ultimately awarded is determined over a three-year performance period based on the satisfaction of performance goals). Mr. Ryan and the Vice Chairmen received grants of stock options and performance shares (for the 2003-2005 performance period); all other eligible executives received grants of stock options and restricted stock.

The grants made to Mr. Ryan and the Named Executives are described in the Summary Compensation, Long-Term Incentive Compensation and Option Grant Tables.

CEO Compensation

At the CEO level, we compare our total compensation program against CEO compensation opportunities in the same group of companies that comprise the peer group Financial Services

Composite Index shown on our stock performance graph on page 24.

Mr. Ryan's base salary is $1,000,000. It has remained unchanged since he was hired as our CEO in 1994.

With respect to annual incentives, we evaluated Mr. Ryan's performance for 2003 taking into account financial results and non-financial and strategic factors, such as resolving underperforming businesses, the acquisition and integration of American Skandia, and approximately $200 million in expense savings. We recommended a performance bonus of $4,000,000, which was approved by the independent Directors.

Under our long-term incentive plan, Mr. Ryan was allocated 6,413 units at the start of the 2001-2003 cycle, resulting in a target performance unit payment for the cycle of $5,002,140. At the ending value of $700 per unit, the amount earned by Mr. Ryan was $4,489,100.

In February 2003, Mr. Ryan was granted 275,230 stock options, one-third of which will vest in three equal installments on the first, second and third anniversary of the date of grant. Upon the approval of the Omnibus Plan on June 3, 2003, Mr. Ryan was granted 76,430 performance shares for the 2003-2005 performance cycle. As additional disclosure, we are providing information on the long-term incentive awards granted in February 2004 to Mr. Ryan. Mr. Ryan was granted 244,585 stock options on February 10, 2004, which will vest in three equal installments on the first, second and third anniversary of the date of grant. Further, Mr. Ryan was granted 81,510 performance shares for the 2004-2006 performance cycle. These awards align senior management rewards to the Company's stated ROE objective.

Base salary, annual incentive and long-term incentive payments for Mr. Ryan and other top executive officers are shown on the Summary Compensation Table on page 18.

Stock Ownership Guidelines and
Stock Retention Requirements

We have adopted stock ownership guidelines for our senior executives to encourage them to build their ownership position in our stock over time by direct market purchases, making investments available through the Prudential Employee Savings Plan and retaining shares they earn through our equity incentive and option plans. These guidelines are stated as stock value as a percent of base salary and are 200% for senior vice presidents, 300% for vice chairmen and executive vice presidents and 500% for our CEO. The guidelines are meant to be achieved over five years.

We have also adopted stock retention requirements for executive officers. Each executive officer who has not satisfied his or her ownership guidelines is required to retain 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees and applicable taxes) acquired upon the exercise of stock options or the vesting of any restricted stock. The executive is required to hold such shares until the later of (i) one year following the date of acquisition of such shares or (ii) the date that the executive satisfies the ownership guidelines.

Policy on Tax Deductibility of Executive Compensation

It is our policy to structure and administer our annual and long-term incentive plans and stock option grants for our CEO and other executive officers to maximize the tax deductibility of the payments as "performance" compensation under the Internal Revenue Code (the "Code"). In 2003, all such compensation was deductible; however, we reserve the right to provide benefits that may not be tax deductible if we believe it is in the best interests of Prudential Financial and our shareholders to do so.

Closing Remarks

The Committee believes that the caliber and motivation of Prudential Financial's key employees and the quality of their leadership make a significant difference in the long-term performance of the Company. Over the past three years, we have transitioned our compensation program from one appropriate to a mutual company to that of a public company. We introduced stock options, restricted stock and other opportunities for direct stock ownership to align the interests of our executives and employees with those of our shareholders.

THE COMPENSATION COMMITTEE
Richard M. Thomson (Chairman)
James G. Cullen
Glen H. Hiner
Constance J. Horner

COMPENSATION OF EXECUTIVE OFFICERS

Currently and in 2003, Mr. Ryan and the four other most highly paid executive officers of Prudential Financial participate in certain pension and profit-sharing retirement plans sponsored by Prudential Insurance that are either intended to qualify for tax-favored treatment under Section 401(a) of the Code or are nonqualified arrangements which, by their design, do not result in current taxation to such executives of any accrued but unpaid benefits. These plans include: (a) The Prudential Merged Retirement Plan, a defined benefit pension plan intended to qualify under Section 401(a) of the Code (the "Merged Retirement Plan"); (b) The Prudential Supplemental Retirement Plan, a nonqualified retirement plan designed to provide benefits to eligible employees in excess of the amounts permitted to be paid by the Merged Retirement Plan under Section 401(a) of the Code (the "Supplemental Retirement Plan"); (c) the PESP, a defined contribution profit-sharing plan intended to qualify under Section 401(a) of the Code and to be subject to the requirements of Section 401(k) of the Code; and (d) the Prudential Supplemental Employee Savings Plan, a nonqualified profit-sharing plan designed to provide benefits to eligible employees in excess of certain amounts permitted to be contributed under the PESP (the "SESP").

SUMMARY COMPENSATION TABLE

The following Summary Compensation table includes individual compensation information on Mr. Ryan and the four other most highly paid executive officers in 2003 (collectively, the "Named Executives").

	Annual Compensation						Long-Term Compensation
							Awards	Payouts
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation($)[1]	Stock Options	LTIP Payouts($)		All Other Compensation($)[2]
Arthur F. Ryan Chairman and Chief Executive Officer	2003 2002 2001	$ $ $	1,000,000 1,000,000 1,000,000	$ $ $	4,000,000 3,500,000 3,500,000	$38,215 — —	275,230 423,119 —	$ $ $	4,489,100 3,631,332 3,621,074	$ $ $	38,154 37,231 37,931
John R. Strangfeld, Jr. Vice Chairman, Investments Division	2003 2002 2001	$ $ $	600,000 600,000 600,000	$ $ $	2,700,000 2,300,000 2,500,000	$22,929 — —	137,615 136,315 —	$ $ $	2,522,800 1,749,468 1,712,050	$ $ $	23,077 21,231 21,931
Vivian L. Banta Vice Chairman, Insurance Division	2003 2002 2001	$ $ $	520,193 500,000 500,000	$ $ $	2,300,000 1,800,000 1,500,000	$22,929 — —	137,615 109,052 —	$ $ $	1,892,100 1,274,400 1,267,270	$ $ $	21,615 19,923 20,000
Mark B. Grier Vice Chairman, Financial Management	2003 2002 2001	$ $ $	500,000 500,000 500,000	$ $ $	2,000,000 1,600,000 1,500,000	$15,286 — —	91,744 81,789 —	$ $ $	1,766,100 1,663,800 1,393,644	$ $ $	20,769 20,000 20,000
Rodger A. Lawson Vice Chairman, International Division	2003 2002 2001	$ $ $	490,385 450,000 450,000	$ $ $	2,000,000 1,600,000 1,200,000	$19,108 — —	114,679 81,789 —	$ $ $	1,640,100 1,525,032 1,520,724	$ $ $	15,692 18,000 18,000

(1) Includes dividend equivalents paid on performance shares.

(2) Includes 2003 payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Lawson of (i) employer contributions under the PESP in the amounts of $6,154, $5,538, $8,000, $8,000 and $8,000, respectively, and (ii) employer contributions credited under the SESP in the amounts of $32,000, $17,539, $13,615, $12,769 and $7,692, respectively. For 2002, includes payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Lawson of (i) employer contributions under the PESP in the amounts of $5,231, $5,231, $7,923, $8,000 and $8,000, respectively, and (ii) employer contributions credited under the SESP in the amounts of $32,000, $16,000, $12,000, $12,000 and $10,000, respectively. For 2001, includes payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Lawson of (i) employer contributions under the PESP in the amounts of $4,731, $4,731, $6,800, $6,800 and $6,800, respectively, and (ii) employer contributions credited under the SESP in the amounts of $33,200, $17,200, $13,200, $13,200 and $11,200, respectively.

RETIREMENT PLANS

Prudential Insurance, an indirectly wholly owned subsidiary of Prudential Financial, sponsors two primary defined benefit retirement plans: the Merged Retirement Plan, which is subject to both ERISA and the qualification rules of the Code; and the Supplemental Retirement Plan, which is a "nonqualified" retirement plan exempt from most of ERISA's substantive provisions and designed to provide benefits larger than those permitted under the qualification rules.

The Merged Retirement Plan has two formulas under which employees may have their retirement benefits determined: the "traditional" pension formula or the "cash balance" pension formula.

Benefits payable under the Traditional Pension Plan are not subject to offset for Social Security benefits. Final Average Earnings is generally defined as the average of annual earnings during the Earnings Base Period, not including the two years of lowest annual earnings. The Earnings Base Period for 2003 began on January 1, 1995. Compensation considered in determining annual earnings for the Named Executives includes base salary and Annual Incentive Plan payments.

As of December 31, 2003, the estimated Final Average Earnings and years of credited service of the Named Executives under the Traditional Pension Plan were: Mr. Ryan, $4,399,780 and 31 years (which includes 22 years of credited service as a Mid-Career Hire Benefit under the Prudential Insurance Supplemental Executive Retirement Plan, described below) and Mr. Strangfeld, $2,135,632 and 26 years.

Traditional Pension Formula

The following table shows the estimated annual retirement benefits payable, assuming retirement at age 65, to participants under the Prudential Traditional Retirement Plan Document component of the Merged Retirement Plan and the Supplemental Retirement Plan, described below (collectively, the "Traditional Pension Plan"), at the levels of Final Average Earnings and years of credited service contained in the respective plans.

Pension Plan Table
Estimated Annual Retirement Plans Benefits - Traditional Pension Plan

	10	15	20	25	30	35	40	45
	Years of Credited Service
Final Average Earnings

$ 800,000	$157,142	$235,713	$314,284	$392,855	$432,306	$471,756	$511,426	$551,426
$1,200,000	$237,142	$355,713	$474,284	$592,855	$652,306	$711,756	$771,426	$831,426
$1,600,000	$317,142	$475,713	$634,284	$792,855	$872,306	$951,756	$1,031,426	$1,111,426
$2,000,000	$397,142	$595,713	$794,284	$992,855	$1,092,306	$1,191,756	$1,291,426	$1,391,426
$2,400,000	$477,142	$715,713	$954,284	$1,192,855	$1,312,306	$1,431,756	$1,551,426	$1,671,426
$2,800,000	$557,142	$835,713	$1,114,284	$1,392,855	$1,532,306	$1,671,756	$1,811,426	$1,951,426
$3,200,000	$637,142	$955,713	$1,274,284	$1,592,855	$1,752,306	$1,911,756	$2,071,426	$2,231,426
$3,600,000	$717,142	$1,075,713	$1,434,284	$1,792,855	$1,972,306	$2,151,756	$2,331,426	$2,511,426
$4,000,000	$797,142	$1,195,713	$1,594,284	$1,992,855	$2,192,306	$2,391,756	$2,591,426	$2,791,426
$4,400,000	$877,142	$1,315,713	$1,754,284	$2,192,855	$2,412,306	$2,631,756	$2,851,426	$3,071,426
$4,800,000	$957,142	$1,435,713	$1,914,284	$2,392,855	$2,632,306	$2,871,756	$3,111,426	$3,351,426
$5,200,000	$1,037,142	$1,555,713	$2,074,284	$2,592,855	$2,852,306	$3,111,756	$3,371,426	$3,631,426

The benefits shown above are stated in the form of a straight life annuity for the participant. Other optional forms of payment are available.

Cash Balance Formula

Effective January 1, 2001, a cash balance pension plan formula was added to the Merged Retirement Plan for employees hired on or after January 1, 2001. In conjunction with this decision, the Company offered in 2001 a one-time conversion election, known as "Pension Choice," for then-current participants in the Traditional Pension Plan to choose whether to have retirement benefits determined under the traditional pension formula or the cash balance pension formula.

Pension benefits under the Prudential Cash Balance Pension Plan Document component of the Merged Retirement Plan and the Supplemental Retirement Plan (collectively, the "Cash Balance Pension Plan") are generally stated as a lump sum amount, although participants may also elect to have benefits distributed as an annuity. Benefits are computed using a cash balance methodology that provides for basic credits equal to 2%-14% (depending on age and service) of eligible earnings. Interest credits are made to the participant's hypothetical account each month. The Cash Balance Pension Plan sets the interest rate each year based on the average yield on 30-year U.S. Treasury securities (constant maturities) for October of the prior year (or similar benchmark determined by the Internal Revenue Service), with a minimum rate of 4.25%.

Employees, who chose to have their benefits determined under the Cash Balance Pension Plan through the Pension Choice process had their accrued benefits under the Traditional Pension Plan as of January 1, 2002, converted to cash balance accounts based on the present value of the accrued benefits as of that date. The accrued benefit under the Traditional Pension Plan was frozen as of January 1, 2002, and, combined with a special protective "anti-wear-away" accrual, represents a minimum plan benefit. These participants also receive transition credits of 2.5% of eligible earnings from January 1, 2002 through December 31, 2006.

Benefits payable under the Cash Balance Pension Plan are not subject to offset for Social Security benefits. Eligible earnings include base salary and Annual Incentive Plan payments.

As of December 31, 2003, the account balances of the Named Executives under the Cash Balance Pension Plan were: Ms. Banta, $772,377; Mr. Grier, $1,417,809; and Mr. Lawson, $1,562,230.

Supplemental Retirement Plans

The Supplemental Retirement Plan is designed to provide benefits that would have been provided under the Traditional Pension Plan or the Cash Balance Pension Plan of the Merged Retirement Plan except for legislation that limits the amount of pension benefits that may be paid from a qualified retirement plan and earnings that may be considered in determining pension benefits under a qualified retirement plan. Credited amounts under this plan are included in the Final Average Earnings and years of credited service or account balances noted above.

Prudential Insurance Supplemental Executive Retirement Plan/Prudential Financial, Inc. Supplemental Executive Retirement Plan

In 2002, Prudential Insurance amended, restated and renamed its Executive Supplemental Retirement Plan as the Prudential Insurance Supplemental Executive Retirement Plan (the "Prudential Insurance SERP") for eligible employees of Prudential Insurance. Mr. Ryan was designated a participant in the Mid-Career Hire Benefit at that time. Prudential Financial also adopted a comparable plan, called the Prudential Financial, Inc. Supplemental Executive Retirement Plan (the "PFI SERP") for eligible employees of Prudential Financial and affiliated entities other than Prudential Insurance.

The Prudential Insurance SERP and PFI SERP provide supplemental retirement benefits, including "Mid-Career Hire Benefits" that compensate eligible individuals for retirement benefits lost when they left their previous employers. Under this provision of these plans, the benefit calculation includes service with the prior employer in the benefits calculation under the Merged Retirement Plan and the Supplemental Retirement Plan.

Under the Mid-Career Hire Benefits provision, we will calculate a hypothetical benefit under the Merged Retirement Plan and the Supplemental Retirement Plan by including service with the former employer in the calculation. The benefit payable under these plans will be an amount equal to the difference, if any, between the hypothetical benefit and the benefit the employee is eligible to receive under the former employer's pension plan, the Merged Retirement Plan and the Supplemental Retirement Plan.

PRUDENTIAL SEVERANCE AND
SENIOR EXECUTIVE SEVERANCE PLAN;
CHANGE OF CONTROL PROGRAM

Severance Plans

Currently, each of the Named Executives, other than the CEO, is eligible for benefits under the Prudential Severance Plan and the Prudential Severance Plan for Senior Executives if such executive incurs an "Eligible Termination." An "Eligible Termination" is defined as an involuntary termination of employment with Prudential Financial or a "participating company" that is a result of: (i) the closing of an office or business location; (ii) a reduction in force or downsizing; (iii) the restructuring, reorganization or reengineering of a business group, unit or department; (iv) a job elimination; or (v) such other factors and circumstances as the Compensation Committee determines in its sole discretion. The severance paid to each Named Executive is based on the individual's years of service and "Weeks of Eligible Compensation," which is based on the individual's annual base salary and a three-year average of the individual's bonus payments under the Annual Incentive Plan, plus any amount due under the terms of the PUP otherwise payable immediately after termination of employment. There is a minimum guarantee of 52 weeks of eligible compensation, and an additional 26 weeks may be added subject to the approval of the Compensation Committee. Payments under the Prudential Severance Plan for Senior Executives are reduced, however, by the amount of any severance or similar benefits from Prudential Insurance or any affiliate, including the change of control program described below and by any amounts owed to Prudential Financial or one of its affiliates by the affected employee.

Change of Control Program

We have also adopted an Executive Change of Control Severance Program (the "Program"), amended and restated as of September 9, 2003, to help (i) assure executives of fair treatment in case of involuntary termination following a change of control, (ii) assure executives' objectivity in respect of shareholders' interests, and (iii) attract and retain key talent during uncertain times. Each of the Named Executives, including the CEO, is eligible for benefits under the Program. A change of control generally includes these events: (1) any person's becoming the beneficial owner of 25% or more of our voting securities, (2) a change in a majority of persons serving on the Board of Directors (excluding newly elected directors who are elected or nominated by a majority of the directors who were in office prior to the change), or (3) consummation of a merger, consolidation, sale or other disposition of our assets or similar corporate transactions (unless our shareholders control the voting power of the surviving, resulting or acquiring corporation). The Board of Directors also has the right to designate any other event as a change of control. The Program covers executives designated by a committee of the Board of Directors or the CEO, as appropriate. Mr. Ryan and the other Named Executives have been so designated.

Severance:

There is a double trigger for severance benefits to be paid upon a change of control. The first trigger is that a change of control must have occurred. Second, the designated executive's employment must either be terminated involuntarily without cause or must be terminated by the designated executive for "good reason" within two years of the change of control. A designated executive would have good reason to terminate employment if the terms and conditions of the officer's employment were to adversely change (e.g., job responsibilities, title, reporting relationship, compensation or forced relocation).

Upon a change of control, we will pay the severance benefit in a lump sum, generally in the amount of three times annual salary plus three times the higher of the prior year's actual annual bonus or the average of the last three calendar years' annual bonuses for our Named Executives, subject to the execution of a non-competition and non-solicitation agreement.

Other Benefits and Payments:

Other benefits and payments related to an officer's prior service are also provided under the program in case of a qualifying termination.

•
Pro Rata Annual Bonus. A pro-rated annual incentive award will be paid either at the amount of the target annual compensation award for the year in which termination occurs or, if there is no target opportunity stated for such year, at the amount of the average of the last three calendar years' annual incentive payments.

•
Long-Term Performance Unit Plan. We will pay all outstanding performance units at the target value.

•
Awards under the Omnibus Plan. All outstanding stock options and stock appreciation rights become immediately exercisable, and options and stock appreciation rights may be exercised for up to one year following such termination. Any outstanding grant of restricted stock or restricted units under the Omnibus Plan shall have all such restrictions lapse and become non-forfeitable to the participant as of the date of termination. Any performance share awards, held by the participant that relate to performance cycles ending prior to the date of termination and have been earned but not paid, become immediately payable, and all performance shares relating to performance cycles then in progress shall be paid out at target value. Finally, to the extent that any awards under the Omnibus Plan have been replaced by "Alternative Awards" pursuant to an acquirer's plan or program, they shall be settled with the affected participant under terms and conditions substantially similar to those set forth above.

•
Health and Life Benefits Continuance During Severance Period. Health and life insurance benefits will continue to be furnished by the Company at normal contribution levels for 18 months following termination of employment. If no such benefit can be provided under the Company's plans, the Company will provide such benefit under the terms of an individual policy or general corporate assets, and may be required to make a tax "gross-up" payment to the executive if the provision of any such benefits are determined to be taxable to the recipient.

•
Enhanced Retirement Benefits. The terminated officer will also receive a payment equal to the present value of the retirement benefits (either under the traditional formula or the cash balance formula of the Merged Retirement Plan and Supplemental Retirement Plan) that he or she would have accrued during the period of time in respect of which severance benefits are payable (generally three years), taking into account such severance benefits and other factors (age and service) as may be relevant under the Company's retirement plans.

•
Deferred Compensation Plans. Amounts deferred under our deferred compensation plans are payable in a lump sum regardless of the officer's previous distribution election.

Excise Tax Limits and Gross-Up Payments:

Immediately following any notice of termination, the Company must provide the affected executive with an estimate of all payments under the Program (and any other payments that the executive may be entitled to), and thereafter determine the aggregate present value of all such payments that are "parachute payments" within the meaning of Code Section 280G (defined under the Program as "Aggregate Parachute Payments"). The Company must also provide the executive with the projected maximum payments that could be made to the executive without causing the executive to become subject to federal excise taxes related to such parachute payments (defined under the Program as the "Section 280G Safe Harbor Amount"). If the Aggregate Parachute Payments exceed the Section 280G Safe Harbor Amount by less than ten percent (10%), then such payments will be reduced to the Section 280G Safe Harbor Amount. If, however, the Aggregate Parachute Payments exceed the Section 280G Safe Harbor Amount by ten percent (10%) or more, then the Company will pay the entire amount of such payments, plus an additional payment (the "Excise Tax Gross-Up") to compensate the executive for any (i) federal excise taxes due and owing on such parachute payments, and (ii) other taxes (federal, state or local) attributable to the excise tax payment.

LONG-TERM COMPENSATION TABLE

The following table shows the performance shares granted in 2003 to the Named Executives under the Omnibus Incentive Plan.

Long-Term Incentive Plan

			Estimated Future Payouts Under Non-Stock Price Based Plans[1]
Name	Number of Shares, Units or Other Rights[1]	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum Payout
Arthur F. Ryan	76,430	2003–2005	38,215	76,430	114,645
John R. Strangfeld, Jr.	45,858	2003–2005	22,929	45,858	68,787
Vivian L. Banta	45,858	2003–2005	22,929	45,858	68,787
Mark B. Grier	30,572	2003–2005	15,286	30,572	45,858
Rodger A. Lawson	38,215	2003–2005	19,108	38,215	57,323

(1) These performance shares awards were granted on June 3, 2003 following shareholder approval of the Prudential Financial, Inc. Omnibus Incentive Plan. The actual number of shares earned at the end of the 2003-2005 performance period will vary from 50 to 150 percent of the target shares shown in this column based on operating return on average equity on an AOI basis ("ROE") in 2005 for the Company's financial services businesses relative to the stated goal of 12%. A ROE of 8% or less will result in a payment of 50% of the target number of shares. The target number of shares will be earned at a ROE of 10%. The maximum payout of 150% of the target shares will be earned at a ROE of 12% or higher.

OPTION GRANT TABLE

The following table contains information about stock option grants we made to the Named Executives in 2003:

Option Grants in 2003

Name	Number of Securities Underlying Options Granted (#)[1]	% of Total Options Granted to Employees in 2003	Grant Price ($/Sh)	Expiration Date	Grant Date Present Value ($)[2]
Arthur F. Ryan	275,230	3.21%	$29.90	2/11/13	$2,053,216
John R. Strangfeld, Jr.	137,615	1.60%	$29.90	2/11/13	$1,026,608
Vivian L. Banta	137,615	1.60%	$29.90	2/11/13	$1,026,608
Mark B. Grier	91,744	1.07%	$29.90	2/11/13	$684,411
Rodger A. Lawson	114,679	1.34%	$29.90	2/11/13	$855,506

(1) These non-qualified stock options were granted on February 11, 2003 as part of the executive stock option program under the Prudential Financial, Inc. Stock Option Plan. All options have an exercise price equal to the fair market value of the underlying common stock on the date of grant. The options vest in three equal installments beginning on the first anniversary of the grant date.

(2) These values are hypothetical values developed under a binomial option pricing model, which is a complex mathematical formula to determine fair value of stock options at the date of grant. The binomial option pricing model is a flexible, lattice-based valuation model that takes into consideration transferability, illiquidity during the vesting period, fixed estimate of volatility, and expected life of the options. As such, we emphasize that the table values are hypothetical and may not reflect the true value an option holder would realize upon exercise. We make the following assumptions when calculating the grant date present value of the stock option grants: exercise price is equal to our share price on the grant date, five and one-half-year life expected for each option, expected dividend yield of 1.2%, risk-free rate of return of 3.038%, and expected stock price volatility of 26.27%.

PERFORMANCE GRAPH

The following graph, which covers the period from the closing price on the date of our IPO (December 13, 2001) through December 31, 2003, compares the cumulative total shareholder return on Prudential Financial's Common Stock with the cumulative total shareholder return on (i) the Standard & Poor's (S&P) 500 Index and (ii) a Financial Services Composite Index, which is the average of the S&P 500 Life/Health Insurance and S&P 500 Diversified Financials indices. The figures presented below assume the reinvestment of all dividends into shares of common stock and an initial investment of $100 at the closing prices on December 13, 2001.

Total Return to Shareholders
(Includes reinvestment of dividends)

	ANNUAL RETURN PERCENTAGE Years Ending
Company / Index	Dec01	Dec02	Dec03
Prudential Financial, Inc.	13.28	-3.10	33.28
S&P 500 Index	2.69	-22.10	28.68
Financial Services Composite Index*	4.68	-19.01	34.89

* The Financial Services Composite Index is an average of the S&P 500 Life & Health Insurance and the S&P 500 Diversified Financials indices. During 2003, S&P reconfigured its financial services indices. The former S&P Diversified Financial Services index that was part of the Company's performance graph last year was comprised of 18 companies. The Diversified Financials index that is a component of the above graph consists of 23 companies, including most of the companies that were part of the former index.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 11, 2004 by:

•
each Director, Nominee for Director and each Named Executive; and

•
all Directors and executive officers of Prudential Financial as a group.

We have also included in the table amounts invested in units of Prudential Financial Common Stock in the Deferred Compensation Plan for Non-Employee Directors and the Executive Deferred Compensation Plan. Although these amounts are not considered to be beneficially owned under SEC rules since they cannot be voted or transferred, we believe these vested holdings would be of interest to shareholders. In addition, we have included the target number of performance shares awarded to the Named Executives under the performance share program described on page 16. Again, although these shares vest only upon the attainment of specified performance criteria, they represent an economic interest of the Named Executives and have been reported to the SEC in Form 4 filings.

Name of Beneficial Owner	Number of Shares/Deferred Units[1,2]	Number of Shares Subject to Exercisable Options	Target Number of Performance Shares[3]
Franklin E. Agnew	10,324
Frederic K. Becker	25,194
Gaston Caperton[4]	—
Gilbert F. Casellas	9,812
James G. Cullen	13,586
William H. Gray III	10,325
Jon F. Hanson	64,177
Glen H. Hiner	5,494
Constance J. Horner	10,336
Karl J. Krapek	2,384
Arthur F. Ryan	98,993	232,782	157,940
Ida F.S. Schmertz	10,323
Richard M. Thomson	19,312
James A. Unruh	12,073
Stanley C. Van Ness	9,312
John R. Strangfeld, Jr.	42,926	91,309	83,120
Vivian L. Banta	32,838	82,221	83,120
Mark B. Grier	16,598	57,844	59,683
Rodger A. Lawson	15,431	65,489	73,148
All directors and executive officers as a group (22 persons)	491,673	647,083	503,589

(1) The total beneficial ownership is less than 1% of the shares of Common Stock outstanding, as of March 11, 2004.

(2) Includes the following number of shares or share equivalents in deferred units, as to which no voting power exists: Mr. Agnew, 9,312; Ms. Banta, 25,916; Mr. Becker, 20,182; Mr. Casellas, 9,312; Mr. Cullen, 11,553; Mr. Gray, 9,312; Mr. Hanson, 54,164; Mr. Hiner, 4,482; Ms. Horner, 9,312; Mr. Krapek, 2,384; Mr. Lawson, 3,816; Mr. Ryan, 46,562; Ms. Schmertz, 9,312; Mr. Strangfeld, 20,751; Mr. Thomson, 9,312; Mr. Unruh, 9,312; and Mr. Van Ness, 9,312.

(3) The number of performance shares included in the table for each Named Executive represents the target number of shares to be received upon the attainment of return on equity goals, as more fully discussed in the Report of the Compensation Committee.

(4) Mr. Caperton was nominated as a candidate for Director on March 31, 2004.

The following table shows all entities that were the beneficial owners of more than five percent of any class of Prudential Financial's voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class B Stock	National Union Fire Insurance Company of Pittsburgh, PA1 c/o AIG Global Investment Corp. 70 Pine Street, 15th Floor New York, NY 10270	885,714	44.3%
Class B Stock	Lexington Insurance Company[1] c/o AIG Global Investment Corp. 70 Pine Street, 15th Floor New York, NY 10270	914,286	45.7%
Class B Stock	Pacific LifeCorp 700 Newport Center Drive Newport Beach, CA 92660	200,000	10.0%

(1) National Union Fire Insurance Company of Pittsburgh, PA, and Lexington Insurance Company are subsidiaries of American International Group, Inc. ("AIG"), resulting in AIG's beneficially owning 90% of the Class B Stock.

To our knowledge, no person or entity is the beneficial owner of more than five percent of our Common Stock or more than five percent of the voting power of the combined Common Stock and Class B Stock.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Each Director, certain officers of Prudential Financial and greater than 10% beneficial owners of Common Stock are required to report to the SEC, by a specified date, his or her transactions related to the Common Stock. Based solely on review of the copies of reports furnished to Prudential Financial or written representations that no other reports were required to be filed, Prudential Financial believes that the only filing deficiency during 2003 by those required to file was a late filing by Stanley C. Van Ness, Director, reporting the sale of 50 shares of Prudential Financial Common Stock.

SHAREHOLDER PROPOSALS

In order to submit shareholder proposals for the 2005 Annual Meeting of shareholders for inclusion in Prudential Financial's proxy statement pursuant to SEC Rule 14a-8 under the Securities Exchange Act of 1934 ("Exchange Act"), materials must be received by the Secretary at Prudential Financial's principal office in Newark, New Jersey, no later than December 21, 2004. Such proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Secretary, Prudential Financial, Inc., 751 Broad Street, Newark, NJ 07102. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with the Company's By-laws, in order to be properly brought before the 2005 Annual Meeting, a shareholder's notice of the matter the shareholder wishes to present at the meeting must be delivered to the Secretary at the Company's principal office in Newark (see preceding paragraph), not less than 120 or more than 150 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company's By-laws (and not pursuant to SEC Rule 14a-8) must be received not earlier than January 9, 2005 and not later than February 8, 2005.

All director nominations and shareholder proposals must comply with the requirements set forth in Prudential Financial's By-laws, a copy of which may be obtained from the Secretary of Prudential Financial.

"HOUSEHOLDING" OF PROXY MATERIALS AND ELIMINATION OF DUPLICATES

A single proxy statement and annual report will be delivered to multiple shareholders having the same last name and address, unless contrary instructions have been received from an affected shareholder. If you are a shareholder who shares the same address as other shareholders of Prudential Financial and would like to receive a separate copy of future proxy statements, information statements and annual reports, please contact ADP-ICS at 1-800-542-1061. If you prefer, you can send a written request to Prudential Financial, Inc., Attn: Prudential Shareholder Services, P.O. Box 1708, Newark, NJ 07101-1708. If you share the same last name and address as multiple shareholders and you would like Prudential Financial to send only one copy of future proxy statements, information statements and annual reports, please contact ADP-ICS at the above phone number. In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are pleased to offer shareholders the convenience of viewing online proxy statements, annual reports to shareholders and related materials. With your consent, we can stop sending future paper copies of these documents. To participate, follow the instructions at www.icsdelivery.com/prudential.

ANNUAL REPORT ON FORM 10-K

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at your request. Please direct all inquiries to Prudential Financial's Corporate Information Service at 1-877-998-ROCK (7625).

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Prudential Financial under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the interests of Prudential Financial and its shareholders.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting.

Prudential Financial, Inc. c/o Proxy Services P.O. Box 9150 Farmingdale, NY 11735-9807	Please vote now. There are three easy ways to vote...
000000000000 SAMPLE A SAMPLE 100 MAIN STREET ANYWHERE, USA 00000
BY PHONE			BY INTERNET			BY MAIL
1.	Be sure to have this form ready when voting by phone.		1.	Be sure to have this form ready when voting by Internet.		1.	Complete the proxy card below.
		or			or
2.	Call 1-800-690-6903.		2.	Go to www.proxyvote.com		2.	Return it in the enclosed postage-paid envelope.
Deadline: 11:59 p.m. EDT, June 7, 2004			Deadline: 11:59 p.m. EDT, June 7, 2004			Deadline: Must be received by close of voting at Annual Meeting on June 8, 2004

Shareholders can also vote at the Annual Meeting on June 8, 2004.

123,456,789,012.00000
—>	1111 2222 3333
A/C	1234567890123456789

\/    Detach and use this proxy card to vote by mail.    \/

Please mark boxes in blue or black ink.	Do not return this card if a phone or Internet vote was submitted.

PROXY CARD

1111 2222 3333 123456789012
The Board of Directors recommends a vote FOR actions 1 and 2.
		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	TO WITHHOLD A NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THE NUMBER OF THE NOMINEE(S) BELOW.
1.	Election of Directors	☐	☐	☐
Nominees: (01) Arthur F. Ryan (02) Gaston Caperton (03) Gilbert F. Casellas (04) Karl J. Krapek (05) Ida F.S. Schmertz
		FOR	AGAINST	ABSTAIN	The Board of Directors recommends a vote AGAINST proposals 3 and 4.		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2004.	☐	☐	☐	3.	A shareholder proposal regarding charitable contributions.	☐	☐	☐
					4.	A shareholder proposal regarding the annual election of Directors.	☐	☐	☐

NOTE: Please sign exactly as owner name or names appear above. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give full title(s) with signature.

SIGNATURE 1	DATE	SIGNATURE 2 (JOINT OWNER)	DATE

Admission Ticket—Annual Meeting of Shareholders
June 8, 2004, 2:00 p.m. EDT at Prudential's Corporate Headquarters, 751 Broad Street, Newark, New Jersey
Parking will be available in the EDISON PARKING LOT—Transportation will be available to the meeting site.

        From NJ Turnpike (North & South); George Washington Bridge; Lincoln Tunnel:    Take the NJ Turnpike to Exit 15W. Take Rte 280 West to Exit 15 (first exit across bridge). At bottom of ramp, turn left onto Broad St. Follow Broad St to Edison Place. Turn left onto Edison Place. Go two blocks. Edison Parking Lot will be on your right.

        From the Holland Tunnel (Lower Manhattan):    Exit the Holland Tunnel, follow signs to Pulaski Skyway. Take the first exit marked "Downtown Newark" to Raymond Blvd to Mulberry St (three traffic lights after Amtrak overpass/ Penn Station Newark). Make a left onto Mulberry St. Turn left onto Edison Place (one block after Market St). Edison Parking Lot will be on your right.

        From Staten Island:    Cross Goethals Bridge and follow signs to Rte 1 & 9 North. Proceed on Rte 1 & 9 North toward Rte 21 & 22 Newark. Follow signs to McCarter Hwy/Rte 21 Newark. Take McCarter Hwy/Rte 21 to Edison Place (approximately 2.5 miles). Make left onto Edison Place. Edison Parking Lot will be on your left.

        From Route 24; Route 78 East:    Take Exit 57. Follow signs to Rte 21 North. Take McCarter Hwy/Rte 21 North to Edison Place. Make left onto Edison Place. Edison Parking Lot will be on your left.

        From Route 280 East:    Take Exit 15 for Rte 21 South. Take McCarter Hwy/Rte 21 South to Edison Place. Make right onto Edison Place. Edison Parking Lot will be on your left.

        From Garden State Parkway (North & South):    Take Exit 145 for Rte 280 East. Follow Rte 280 East to Exit 15 for Rte 21 South. Take McCarter Hwy/Rte 21 South to Edison Place. Make right onto Edison Place. Edison Parking Lot will be on your left.

SHAREHOLDERS MUST BRING THIS ADMISSION TICKET TO THE ANNUAL MEETING. This ticket admits a shareholder and one guest. For your safety, all personal items—including bags, briefcases, cameras and recording devices—are subject to inspection. No personal items, with the exception of purses, may be carried into the meeting area. The location is accessible to handicapped persons and, upon request, we will provide wireless headsets for hearing amplification.

PRUDENTIAL FINANCIAL, INC.

This proxy is solicited on behalf of the Board of Directors of Prudential Financial, Inc. for the Annual Meeting of shareholders to be held at 2:00 p.m. on June 8, 2004.

The undersigned, having received the Notice of Meeting and Proxy Statement dated April 12, 2004, appoints Arthur F. Ryan, John M. Liftin, and C. Edward Chaplin, and each of them, as proxies, with full power of substitution, to represent and vote all of the undersigned's shares of Common Stock of Prudential Financial, Inc. at the Annual Meeting of shareholders to be held at 2:00 p.m. EDT, June 8, 2004, at Prudential's Corporate Headquarters, 751 Broad Street, Newark, New Jersey, or at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote in accordance with management's recommendations as listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting.

Prudential Financial, Inc. c/o Proxy Services P.O. Box 9150 Farmingdale, NY 11735-9807	Please vote now. There are three easy ways to vote...
000000000000 SAMPLE A SAMPLE 100 MAIN STREET ANYWHERE, USA 00000
BY PHONE			BY INTERNET			BY MAIL
1.	Be sure to have this form ready when voting by phone.		1.	Be sure to have this form ready when voting by Internet.		1.	Complete the proxy card below.
		or			or
2.	Call 1-800-690-6903.		2.	Go to www.proxyvote.com		2.	Return it in the enclosed postage-paid envelope.
Deadline: 11:59 p.m. EDT, June 7, 2004			Deadline: 11:59 p.m. EDT, June 7, 2004			Deadline: Must be received by close of voting at Annual Meeting on June 8, 2004

Shareholders can also vote at the Annual Meeting on June 8, 2004.

123,456,789,012.00000
—>	1111 2222 3333
A/C	1234567890123456789

\/    Detach and use this proxy card to vote by mail.    \/

Please mark boxes in blue or black ink.	Do not return this card if a phone or Internet vote was submitted.

PROXY CARD

1111 2222 3333 123456789012
The Board of Directors recommends a vote FOR actions 1 and 2.
		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	TO WITHHOLD A NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THE NUMBER OF THE NOMINEE(S) BELOW.
1.	Election of Directors	☐	☐	☐
Nominees: (01) Arthur F. Ryan (02) Gaston Caperton (03) Gilbert F. Casellas (04) Karl J. Krapek (05) Ida F.S. Schmertz
		FOR	AGAINST	ABSTAIN	The Board of Directors recommends a vote AGAINST proposals 3 and 4.		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2004.	☐	☐	☐	3.	A shareholder proposal regarding charitable contributions.	☐	☐	☐
					4.	A shareholder proposal regarding the annual election of Directors.	☐	☐	☐

NOTE: Please sign exactly as owner name or names appear above. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give full title(s) with signature.

SIGNATURE 1	DATE	SIGNATURE 2 (JOINT OWNER)	DATE

Admission Ticket—Annual Meeting of Shareholders
June 8, 2004, 2:00 p.m. EDT at Prudential's Corporate Headquarters, 751 Broad Street, Newark, New Jersey
Parking will be available in the EDISON PARKING LOT—Transportation will be available to the meeting site.

        From NJ Turnpike (North & South); George Washington Bridge; Lincoln Tunnel:    Take the NJ Turnpike to Exit 15W. Take Rte 280 West to Exit 15 (first exit across bridge). At bottom of ramp, turn left onto Broad St. Follow Broad St to Edison Place. Turn left onto Edison Place. Go two blocks. Edison Parking Lot will be on your right.

        From the Holland Tunnel (Lower Manhattan):    Exit the Holland Tunnel, follow signs to Pulaski Skyway. Take the first exit marked "Downtown Newark" to Raymond Blvd to Mulberry St (three traffic lights after Amtrak overpass/ Penn Station Newark). Make a left onto Mulberry St. Turn left onto Edison Place (one block after Market St). Edison Parking Lot will be on your right.

        From Staten Island:    Cross Goethals Bridge and follow signs to Rte 1 & 9 North. Proceed on Rte 1 & 9 North toward Rte 21 & 22 Newark. Follow signs to McCarter Hwy/Rte 21 Newark. Take McCarter Hwy/Rte 21 to Edison Place (approximately 2.5 miles). Make left onto Edison Place. Edison Parking Lot will be on your left.

        From Route 24; Route 78 East:    Take Exit 57. Follow signs to Rte 21 North. Take McCarter Hwy/Rte 21 North to Edison Place. Make left onto Edison Place. Edison Parking Lot will be on your left.

        From Route 280 East:    Take Exit 15 for Rte 21 South. Take McCarter Hwy/Rte 21 South to Edison Place. Make right onto Edison Place. Edison Parking Lot will be on your left.

        From Garden State Parkway (North & South):    Take Exit 145 for Rte 280 East. Follow Rte 280 East to Exit 15 for Rte 21 South. Take McCarter Hwy/Rte 21 South to Edison Place. Make right onto Edison Place. Edison Parking Lot will be on your left.

SHAREHOLDERS MUST BRING THIS ADMISSION TICKET TO THE ANNUAL MEETING. This ticket admits a shareholder and one guest. For your safety, all personal items—including bags, briefcases, cameras and recording devices—are subject to inspection. No personal items, with the exception of purses, may be carried into the meeting area. The location is accessible to handicapped persons and, upon request, we will provide wireless headsets for hearing amplification.

PRUDENTIAL FINANCIAL, INC.
CLASS B STOCK

This proxy is solicited on behalf of the Board of Directors of Prudential Financial, Inc. for the Annual Meeting of shareholders to be held at 2:00 p.m. on June 8, 2004.

The undersigned, having received the Notice of Meeting and Proxy Statement dated April 12, 2004, appoints Arthur F. Ryan, John M. Liftin, and C. Edward Chaplin, and each of them, as proxies, with full power of substitution, to represent and vote all of the undersigned's shares of Class B Stock of Prudential Financial, Inc. at the Annual Meeting of shareholders to be held at 2:00 p.m. EDT, June 8, 2004, at Prudential's Corporate Headquarters, 751 Broad Street, Newark, New Jersey, or at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote in accordance with management's recommendations as listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting.

Two ways you can
help your company now.

1    Vote for the actions listed on the enclosed proxy card.

        As a shareholder, you have the right to vote on important company matters. We value your participation. Please take a moment to call, click or mail us your vote. See the enclosed proxy card for instructions.

Remember, phone and Internet votes save the company money.

        Shareholders will vote on the following actions:

  •
  Election of Directors;

  •
  Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2004;

  •
  A shareholder proposal regarding charitable contributions;

  •
  A shareholder proposal regarding the annual election of Directors.

        Please read the enclosed Proxy Statement for details.

        Voting deadline for phone and Internet is 11:59 p.m. EDT, June 7, 2004. Votes by mail must be received by the close of voting at the Annual Meeting on June 8, 2004.

        You can also vote at the Annual Meeting of Shareholders on June 8, 2004. See the reverse side of the enclosed proxy card for admission ticket and instructions.

        Thank you for participating.

2    Conserve resources by enrolling in electronic delivery.

        Last year, we mailed proxy materials to more than 3.4 million shareholders. This year, we've set a goal to reduce that number to help save money and conserve natural resources.You can help by electing to receive proxy statements, annual reports and related materials online.

        Just take a few minutes to enroll, and we'll stop mailing—and start e-mailing—until you notify us otherwise.

        Enrolling is easy:

  •
  Go to www.icsdelivery.com/prudential

  •
  Follow the simple instructions on the website

        Once enrolled in electronic delivery, you'll receive e-mail notifications when new materials are available online, which you can access anytime. If your e-mail address should ever change, simply update your information by visiting the above website.

        Of course, you can receive items like these by mail. But if you'd like to reduce the amount of mailings you receive at home—and help conserve resources—please let us know.

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GENERAL INFORMATION
VOTING INSTRUCTIONS AND INFORMATION
ITEM 1 — ELECTION OF DIRECTORS
ITEM 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
ITEM 3 — SHAREHOLDER PROPOSAL REGARDING CHARITABLE CONTRIBUTIONS
ITEM 4 — SHAREHOLDER PROPOSAL REGARDING THE ANNUAL ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMMITTEES OF THE BOARD OF DIRECTORS
COMPENSATION OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
RETIREMENT PLANS
PRUDENTIAL SEVERANCE AND SENIOR EXECUTIVE SEVERANCE PLAN; CHANGE OF CONTROL PROGRAM
LONG-TERM COMPENSATION TABLE
OPTION GRANT TABLE
PERFORMANCE GRAPH
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
SHAREHOLDER PROPOSALS
"HOUSEHOLDING" OF PROXY MATERIALS AND ELIMINATION OF DUPLICATES
ANNUAL REPORT ON FORM 10-K
INCORPORATION BY REFERENCE
OTHER MATTERS